June 27, 2014

Compass EMP Funds Trust
17605 Wright Street
Omaha, NE  68130

Trustees:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 24 to the Registration Statement, File Nos.: 333-181196; 811-22696 (the "Registration Statement"), of Compass EMP Funds Trust (the "Trust").

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 24 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (each a "Fund"), if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP

THOMPSON HINE LLP	41 South High Street	www.ThompsonHine.com
ATTORNEYS AT LAW	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614-469.3361

Exhibit A
1	Compass EMP U.S. 500 Volatility Weighted Fund
2	Compass EMP U.S. Small Cap 500 Volatility Weighted Fund
3	Compass EMP International 500 Volatility Weighted Fund
4	Compass EMP Emerging Market 500 Volatility Weighted Fund
5	Compass EMP U.S. 500 Enhanced Volatility Weighted Fund
6	Compass EMP International 500 Enhanced Volatility Weighted Fund
7	Compass EMP REC Enhanced Volatility Weighted Fund
8	Compass EMP Commodity Strategies Volatility Weighted Fund
9	Compass EMP Commodity Strategies Enhanced Volatility Weighted Fund
10	Compass EMP Long/Short Strategies Fund
11	Compass EMP Market Neutral Income Fund
12	Compass EMP Enhanced Fixed Income Fund
13	Compass EMP Ultra Short-Term Fixed Income Fund
14	Compass EMP Multi-Asset Balanced Fund
15	Compass EMP Multi-Asset Growth Fund
16	Compass EMP Alternative Strategies Fund
17	Compass EMP Conservative Volatility Weighted Fund
18	Compass EMP Balanced Volatility Weighted Fund
19	Compass EMP Growth Volatility Weighted Fund
20	Compass EMP U.S. 500 Volatility Weighted Index ETF
21	Compass EMP U.S. Discovery 500 Enhanced Volatility Weighted Index ETF
22	Compass EMP U.S. 500 Enhanced Volatility Weighted Index ETF
23	Compass EMP Developed 500 Enhanced Volatility Weighted Index ETF
24	Compass EMP U.S. EQ Income 100 Enhanced Volatility Weighted Index ETF

715100.4